August 2013 Pricing Sheet dated August 30, 2013 relating to Preliminary Terms No. 1,009 dated August 19, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due October 6, 2014
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – AUGUST 30, 2013
Issuer:	Morgan Stanley
Maturity date:	October 6, 2014
Underlying index:	S&P 500® Index
Aggregate principal amount:	$9,692,510
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,632.97, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	October 1, 2014, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.175 per PLUS (111.75% of the stated principal amount).
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	August 30, 2013
Original issue date:	September 5, 2013 (3 business days after the pricing date)
CUSIP:	61762P583
ISIN:	US61762P5834
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.6738 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per PLUS	$10	$0.20	$9.80
Total	$9,692,510	$193,850.20	$9,498,659.80
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the PLUS.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 1,009 dated August 19, 2013
Product Supplement for PLUS dated August 17, 2012    Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.